Exhibit 10.1

AMENDMENT TO
RESEARCH AND LICENSE AGREEMENT

This Amendment, dated as of June 26, 2006 (the “Amendment”) between Fovea Pharmaceuticals SA, a company organized and existing under the laws of France, with an office at 3-5 Impasse Reille, 75014 Paris, France (“Fovea”) and CombinatoRx, Incorporated, a company organized and existing under the laws of Delaware, with an office at 245 First Street, Sixteenth Floor, Cambridge, MA 02142 (“CombinatoRx”) amends the Research and License Agreement (the “Agreement”), dated as of January 30, 2006, between Fovea and CombinatoRx. Each of Fovea and CombinatoRx are sometimes referred to herein as a “Party” and together as the “Parties.”  Unless otherwise changed by this Amendment, capitalized terms shall have the meaning provided in the Agreement.

RECITALS

WHEREAS, under the Agreement, Fovea was provided until June 14, 2006 to select up to ten (10) Licensed Combinations for development under the Agreement in exchange for the payment to CombinatoRx of $500,000 upon such selection;

WHEREAS, Fovea did not select any Licensed Combinations or make any payments to CombinatoRx by June 14, 2006, but has sought the approval of the Joint Steering Committee to extend the Licensed Selection Period by an additional sixty (60) days, in accordance with Section 4.2 of the Agreement;

WHEREAS, after a meeting of the Joint Steering Committee on June 26, 2006 where Fovea’s request to extend the Licensed Selection Period was discussed, Fovea and CombinatoRx determined it would be appropriate to extend the period for Fovea to select Licensed Combinations and for Fovea to pay CombinatoRx $500,000 in connection with consenting to such extension.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Amendments

1.1           Section 4.2 of the Agreement is amended and replaced in its entirety with the following:

“4.2         Selection. Fovea shall be entitled to select up to ten (10) Licensed Combinations up to and until December 31, 2006 (the “Licensed Selection Period”); provided that, Fovea may only select a Selected Licensed Combination (i) that uses a different proposed delivery method from a Selected Collaboration Combination or (ii) for which one of the components of the combination is different from the components of a Selected Collaboration Combination, in either case for the purpose of avoiding the use of a SSA Combination approved for FOE Disease in an off-label manner for BOE Disease. For at least three (3) of the Licensed Combinations selected by Fovea, on or before December 31, 2006, Fovea will submit Detailed Development Plans to the Joint Steering Committee for approval, as provided in section 4.5.1 of the Agreement. If (i) Fovea does not pay to CombinatoRx the $500,000 described in Section 5.2.1 prior to July 31, 2006, (ii) Fovea does not select any Licensed Combinations prior to the expiration of the Licensed Selection Period or (iii) Fovea does not submit Detailed Development Plans for at least three (3) Licensed Combinations selected by Fovea to the Joint Steering Committee for approval prior to the end of the Licensed Selection Period, then all license grants from CombinatoRx to Fovea under Section 2.2.1 of this Agreement shall terminate upon July 31, 2006 in the case of clause (i), and upon the expiration of the Licensed Selection Period in the case of clauses (ii) and (iii).”

1.2           Section 5.2.1 of the Agreement is amended and replaced in its entirety with the following:

“5.2.1      License Execution Fee. Fovea shall pay to CombinatoRx Two Hundred Fifty Thousand Dollars ($250,000) within five (5) days after the Effective Date and Five Hundred Thousand Dollars ($500,000) on July 31, 2006.”

ARTICLE 2
Miscellaneous

2.1           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York in force therein without regard to its conflict of law rules or principles.

2.2           Amendment and Waiver. The Agreement may not be modified or amended except in a writing signed by both Parties. No provision of or right under the Agreement shall be deemed to have been waived by any act or acquiescence on the part of any Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such Party. No waiver by either Party of any breach of the Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

2.3           Successors and Assigns. This Amendment shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

2.4           Notices. All communications under the Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to CombinatoRx:	CombinatoRx, Incorporated
245 First Street
Sixteenth Floor
Cambridge, MA 02142
Attention: SVP, Commercial Operations

With a copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Marc A. Rubenstein, Esq.

If to Fovea:	Fovea Pharmaceuticals SA
3-5 Impasse Reille
75014 Paris-France
Attention: Chief Executive Officer

With a copy to:	Cabinet Barny
15 Boulevard Clemenceau
67000 Strasbourg-France
Attention: Luc Barny

2.5           Captions. Captions of the Sections and subsections of this Amendment are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof,

2.6           Entire Agreement. This Amendment and the Agreement contain the entire understanding of the Parties with respect to the transactions and matters contemplated hereby, including without limitation any licensing of the licensed technology, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements relating to the subject matter hereof, whether oral or otherwise, between the Parties not contained herein or incorporated herein by reference shall be of any force or affect.

2.7           Rules of Construction. The Parties agree that they have participated equally in the formation of this Amendment and that the language and terms of this Amendment shall not be presumptively construed against any of them.

2.8           Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of the Parties will have the same effect as original signatures. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, each of the Parties hereto has caused its corporate seal to be affixed and this Agreement to be signed by its authorized representatives as of the date first indicated above.

FOVEA PHARMACEUTICALS, SA		COMBINATORX, INCORPORATED
/s/ Bernard Gilly		/s/ Daniel Grau
Signature		Signature
Name:	Bernard Gilly	Name:	Daniel Grau
Title:	Chief Executive Officer	Title:	Senior Vice President, Commercial Operations